Exhibit 99.2

Operator

Good morning. And welcome to the ProxyMed conference call to discuss its financial results for the third quarter of 2004 and updated 2004 guidance. At this time all participants are in a listen-only mode. At the request of the Company, we will open up the conference call for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and get back in queue if you have a follow up question or another question to ask. Also if you would like to ask a question please use a land phone instead of a cell phone. Today’s conference call is being web cast and the replays of this call will be available on the Internet at www.ProxyMed.com shortly after this call. Leading today’s call for ProxyMed are Mike Hoover, Chairman and CEO, Nancy Ham, President and COO, and Gregg Eisenhauer, Executive Vice President and CFO. Before the discussion begins please be reminded that many of the statements made by ProxyMed during this call including answers given in response to questions involve our assessments of the future and are therefore intended to fall within the Safe Harbor provisions of the securities laws for forward-looking statements. Our actual results might differ materially from statements we make in this conference call. Due to a variety of risks that apply to our business and industry many of these risks are discussed in the Company’s most recent form 10-K, form 10-Q and the other SEC filings which the Company strongly urges you to read and which are available at the Company’s website or obtained from the Investor Relations department. At this time, I will turn the presentation over to Mr. Mike Hoover. Sir, you may begin.

Mike Hoover - ProxyMed — Chairman, CEO

Thank you, operator. And good morning, everyone. Let me begin by saying I am pleased with the results of the quarter, in which revenues of $22.5 million and EBITDA of $2.2 million were within the Company’s guidance. Taking into account the effect of the disposition of certain assets in our lab business on June 30th, revenues for the quarter were up slightly on a sequential basis.

With those highlights, I would like to now diverge from our usual call format of walking you through the operating and financial results in detail. Instead, we will focus on our industry, trends we see, and our strategy and plans for 2005 and beyond. We think this will give our shareholders a more meaningful update than just walking through the quarter.

As we’ve discussed on past calls, this has been a challenging year with a number of road blocks to overcome, such as: transaction and revenue growth challenges across our transaction services business; a variety of one-time charges, to EBITDA, resulting from our acquisition of PlanVista; and ongoing high cost of HIPAA and Sarbanes-Oxley compliance. Some of these road blocks, like HIPAA, Sarbanes-Oxley, and one-time P&L events, will not be a factor in 2005. As those expenses, such as the 1.5 million we are spending on Sarbanes this year, go away, our EBITDA should obviously benefit in a nice way. However, from the more important perspective of revenue growth, there are fundamental forces at work in our transaction services business that mean our business, our challenges, and our opportunity will be different in 2005 than we initially expected.

Looking at our EDI transaction business, I want to take a few minutes to level set where we are, where the industry has been historically. The payer market has long been split into two categories. Participating payers and nonparticipating payers. Participating or “par” payers have traditionally included the commercial payers, as well as a number of Blue Cross and Blue Shield plans. These payers have historically paid companies like ProxyMed for delivering EDI transactions to them, making the transaction free to providers. Generally, payers have paid ProxyMed and other similar businesses $0.25 to $0.35 for each transaction delivered to them on behalf of the provider, including claims and real-time transactions. They have paid this fee because an electronic transaction saved them anywhere from $0.50 to over $2 over a paper transaction and over $2 to $5 as compared to a phone call.

So this market approach is a win-win for providers and payers. Providers are encouraged to submit transactions electronically, benefiting from cleaner transactions and faster payment, while payers realize significant operating expense reductions as they receive an increasing amount of electronic transactions versus paper, faxes, and phone calls.

In contrast, nonparticipating or “non-par” payers such as Medicare and Medicaid and some Blue Cross/Blue Shield plans have not paid transaction fees. The provider pays the cost of transmitting their claims or other transactions to these non-par payers.

Now, with this background, we see things changing. We recognize that a number of our commercial payer customers are under tremendous pressure to urgently reduce their own operating costs. Their ability to raise rates on a double digit basis year-over-year has diminished. Payers are investing heavily to launch new consumer basing products such as health care savings accounts or HSAs. They want to forge closer ties to their provider community, but in the pressure to cut costs, are considering shifting the EDI costs on to those very same providers at a time they need to reduce their medical — at the same time they need to reduce their medical claim costs.

ProxyMed firmly believes that any cost shifting strategy is misguided, and that the payers should continue to pay to receive transactions from their providers so that they continue to enjoy the significant operational savings derived from receiving their claims and other transactions electronically. Any effort to shift the costs of these transactions on to the provider community at a time the providers are still reeling from the disruptions to their cash flows from HIPAA, is simply a big mistake. It may deliver some short-term cost savings, but at a much greater long-term price of damaging relationships with providers who serve their members and perhaps motivating providers to revert back to paper.

So we think the payers are in a bind about how to cut cost, WHILE preserving and improving their provider relationships. ProxyMed has been giving this issue significant attention in 2004. We had three basic choices: We can ignore these issues and hope for the best. We can fight against these trends at our payer customers which is rarely a winning strategy. OR help our payers and our provider customers accomplish their goals in a win-win fashion. We’ve obviously chose the last option. And as you will hear in a moment, ProxyMed has developed an exciting and innovative solution that helps payers realize their expense reduction goals while keeping the electronic transactions flowing from their providers on a no charge basis.

As part of our new solution, we started by recognizing that stand alone inbound EDI is being more closely evaluated to look at the value equation of the clearinghouse vendor. Is the vendor just a passive submitter of transactions? In that case, the conversation quickly focuses on price. Or is the vendor a true business partner, driving increased volumes of the electronic transactions, higher auto-adjudication rates, new transaction flows for greater efficiencies and high levels of service? Can the vendor offer business process outsourcing or BPO solutions that bundle together an entire suite of services in a new and innovative way?

In addition to scrutinizing inbound EDI more carefully, the imperative to reduce cost, is causing payers to think more holistically about their business. Historically, payers have approached EDI as a stand alone or “siloed” aspect of their overall transaction management. With other silos being mail room operations, print and mail for paper EOBs, electronic funds transfer, cost containment, and network management. Decisions were made separately in each of these groups about their partners of choice.

In contrast, today’s payers are seeking to map out and understand how decisions and operations can come together across their whole enterprise to drive operational efficiencies that were not achievable before. They are looking hard at BPO solutions that outsource to third parties significant parts of the transaction flow. This new thinking has also led to new players in the decision cycle. Like the Chief Purchasing Officer, the Chief Financial Officer or more Senior Operating Executives as opposed to the traditional and often lower level EDI teams.

Given these new trends, we believe that transaction organizations serving the payer community can only thrive by moving up the value equation to a BPO partner. And that is our strategy. We have talked with you in our last few calls about our rationale for the PlanVista acquisition, which is based on our strategy to remonetize our EDI claims processing business, where we have traditionally generated revenues of approximately $0.24 to $0.25 a claim as compared to the $8 to $10 per claim or more we received in our cost containment business with every claim we repriced. Our initial approach has been simply to upsell our existing EDI payers this new service. Based on market feedback during the year, we have significantly enhanced this strategy to an integrated BPO product offering called ESP. — or Enterprise Solution for Payers.

I will now turn it over to Nancy to provide you some of the details. Nancy?

Nancy Ham - ProxyMed — Pres., COO

Good morning, everyone. I’m excited to discuss with you our new ESP program, which is a very unique solution that is designed to accommodate several critical and yet somewhat conflicting goals of the payer in one elegant and integrated solution. First, our program can reduce the payer’s inbound EDI transaction cost by as much as 40 to 50%. Just as importantly, we deliver those savings while still allowing the payer and the provider community to work with the vendor of their choice, including our direct competitors. This freedom of choice and ongoing free submission of transactions virtually eliminates the risk of increased paper claim submission and disruption of provider relationship that could come from a payer cost shifting on to the provider community.

On the medical cost side, our ESP program generates very significant savings to the payer. Savings in the range of tens of billions of dollars a year. We think that’s a pretty competitive value equation.

In addition, our approach is not one size or one model fits all. We offer simplified and flexible implementation - working directly with each payer to give them the ability to design their own customized market basing strategy.

In addition, in a full-blown ESP implementation, we can radically improve the overall transaction flow, both pre- and post-adjudication, increasing auto-adjudication rates and yielding further savings through eliminating working ineligible transactions or working transactions multiple times. This also benefits the provider community by compressing the end to end adjudication cycle in allowing payments to be made more quickly.

Let’s take what I just described and walk through just what one of these deals could mean to ProxyMed and based on actual data we’ve analyzed with several payer prospects what it does for the payer. Let’s look at a hypothetical commercial participating payer with a million covered lines. On the transaction side, our ESP program would deliver transaction cost savings of close to $1.5 million per year, which is approximately a 40% reduction in the payer’s current EDI expenses. On the medical cost side, our Enterprise Solution promises to deliver equal or better savings to the payer, as compared to their current arrangements with other medical cost containment vendors. Savings to the payer and medical costs can be in the range of tens of millions of dollars, and in some cases upward toward 100 million dollars on an annual basis. ProxyMed’s revenue in this example would exceed $9.0 million, at an attractive EBITDA.

As you can see, even one or two ESP deals can really drive exciting revenue and profitability growth for ProxyMed. The challenge for us is one of timing. As we’ve been discussing, we’re seeing news by some payers to reduce their inbound EDI costs really by any means possible, even if it means upsetting their crucial provider relationships by removing vendor choice, and causing the providers to have to pay to submit the transaction to the payers. While we had anticipated and planned for this - hence the acquisition of PlanVista, and the creation of our ESP program, - we had expected to see this trend more in 2005 and 2006, as the industry recovered from its conversion to HIPAA. However, there has been an example or two recently of the shift so the change may be occurring faster than we originally thought. If a large payer decides to abruptly cost shift EDI transaction costs on to the provider community then ProxyMed will be faced with the short-term challenge of losing a larger revenue stream from single customer that needs to be replaced by either charging small amounts to our 140,000 provider customers, and/or replacing that revenue with an ESP deal. As we’ve noted, even a single ESP deal can more than offset this - - in fact, can generate incremental and attractive revenue and EBITDA growth - but the challenge is in the deal cycle time for the larger ESP sales.

Let’s turn now from our payers to our providers. As we discussed at length in our past few quarterly calls, 2004 has been a very tough year in our core claims business due primarily to the cost and disruptions associated with HIPAA compliance. Happily, we are almost at the end of our painful HIPAA saga. As of today, we have 97% of our transaction volume going to the payers in a HIPAA compliant format. This includes all transaction types, claims, electronic remittance advice, and real-time transactions, such as eligibility and claim status.

While this is great progress, there is no denying that HIPAA contributed largely to keeping our transactions flat to down for the first three quarters of the year. Volume from new customers was upset, we believe, by increase in paper transactions, and direct connections to nonparticipating payers. The good news is, we are starting to see a turn-around in core transaction growth. As we mentioned last quarter, we signed several larger deals that were competitive take-aways. These contracts have implemented and are now at full volume ramp. As a result, our daily run rate for transaction volume in the fourth quarter is trending upward nicely. - as much as an additional 2 million transactions per quarter. This won’t be fully visible in the fourth quarter, which has two fewer processing days than the third quarter, but it’s a good foundation to take into 2005. In addition, we believe that there are several very large opportunities for competitive wins that will become available in the first half of 2005, as exclusive contracts with other vendors expire.

With HIPAA behind us, we can now turn our full attention to driving growth in our provider business. And as excited as we are about our ESP program for payers, we’re equally energized by our provider basing strategy. ProxyMed believes that historically, the clearinghouse industry has delivered at best average service to the providers. Claims were transmitted off and little visibility was given to the provider about the success of the transmission. To track their claims and hence their revenue, providers have to call their clearinghouse vendor, provide tracking numbers, and also wait for call backs to answer their questions. Legacy processing platforms at clearinghouses would not support modern data mark, drill down analysis, or extensive web self service tools, providers were all too often left frustrated and in the dark.

We decided over three years ago that we wanted to dramatically change this dynamic, and to reinvent our clearinghouse business to raise our value equation and to dramatically improve our service level to the providers. To this end over the past two years, ProxyMed has invested millions of dollars in a new processing platform called Phoenix. With that new foundational architecture in full production, we are now ready to relaunch our business to our provider customers. Our suite of new web-based tools which provide revenue management, claims tracking, self service solution, will move into general availability in January. With these tools, which have been incredibly well received by our Beta customers, we provide our providers total transparency into their claims.

And this is more than just simple FedEx tracking or time/date, stamping of transactions. With these tools, providers can search for their claims by almost any criteria, not just the tracking number. They can manage their claims from the macro level, right down into the micro detail. Including seeing the actual claim detail as the claim was received by ProxyMed, processed and transmitted to the payers, including any editing, data bridging or formatting performed by us. Providers can see the exact details of when and how that claim was received by the payer. Any errors on the claims are highlighted in red, with supporting detail and the nature of the error. I could go on and on about this tool, along with its companion tool to automate enrollment.

With these solutions, we transform our value equation from being a black box recipient of transactions to being a wholly transparent solution for helping providers accelerate and maximize their cash flow. With our provider solutions, we believe that over time, we will be able to generate more revenue in the provider community than we ever did before and at a level that will more than offset any potential loss of revenue on the payer side. But it will take time to achieve this transformation. If we roll our new programs out to our more than 140,000 providers. So this underscores the importance of our ESP program for payers in driving near-term revenue growth.

In conclusion, we are focused on accelerating our transformation from a traditional clearinghouse to an indispensable business partner for both providers and payers.

Gregg’s now going to take you through a few highlights for the quarter.

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

Thank you, Nancy. As we have discussed previously, the Company disposed of certain assets in its lab services division as of June 30, 2004. This is the reason for the decline in sequential revenues in the lab services segment and for the Company overall. During the second quarter, these assets generated net revenues of $2.3 million. Once you eliminate these revenues from our Q2 results, our sequential revenues increase slightly.

During the quarter, as we previously announced, the Company changed auditors, Deloitte and Touche has taken over the responsibilities of outside auditor of the financial records, as well as the attestation responsibilities of the Company’s Sarbanes-Oxley compliance which is due to be completed at the end of the year. Painful as it is for a Company of our size, we still anticipate that the cost of Sarbanes-Oxley in personnel, systems work, attestation expense, expanded financial audit scope, and documentation will be approximately $1.5 million for the year. These costs fall disproportionately during the second half of 2004. And while I’m on the subject, I think it’s important to remind investors that this is a new process for all public companies, and a new process for all audit firms providing attestation. As such, the Company has not completed its work at this point. And I think it’s only fair to caution investors that until we are complete, we have a risk of not receiving an unqualified opinion in Sarbanes-Oxley attestation.

Turning now to the balance sheet, the Company’s financial position remains strong. Our leverage is relatively low. And we ended the current period with over $12 million of cash on hand. Our senior debt facility comes due in May of next year. At this time, we have multiple proposals from lenders to replace that facility and we expect to have completed a new debt financing by the end of 2004.

Our guidance for the fourth quarter is $22 to $23 million in net revenues, and $2 to $2.5 million in EBITDA. This translates into guidance of a net loss of $0.25 to $0.8 million, or $0.02 to $0.07 per share. We will provide 2005 guidance in January.

As we have discussed for over a year, the effects of the HIPAA regulations have pounded the industry segment in which we operate. The standards have been costly to implement, and have created systems and customer service problems for everyone in this space, and ProxyMed is not exempt from those issues. The management team continues to believe that that is what has created a softening in our transaction volume. As Nancy said earlier, we are pleased that our payer volume is now 97% HIPAA compliant. We continue to work to consolidate legacy systems into our Phoenix platform. And as we accomplish that, we expect that customer service, processing times, and our operating cost structure will continue to improve.

On a personal note, I would also like to announce that we have regretfully accepted the resignation of Judd Schmid our EVP and Chief Accounting Officer, effective January 31, 2005. Judd has been a key member of the ProxyMed team since 1996 and has made significant contributions to us in that time. Judd will be sorely missed and I know many of you know him and will join me in wishing him well.

That concludes the formal part of our call today. We will now open the lines up for any questions. Operator?

Operator

Ladies and gentlemen, if you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Again, ladies and gentlemen, if you have a question at this time, please press the one key on your touch-tone telephone. I’m showing no questions at this time, sir. I apologize. We have our first question comes from Sean Jackson from Avondale Partners.

Sean Jackson - Avondale Partners — Analyst

Yeah, good morning. I’m just trying to get my arms around the new program that you guys are going to be implementing for ‘05. Can you just again more detail on how you intend to get the cost savings out of the payers by this? Is it just a matter of integrating a lot of these different functions, or what?

Mike Hoover - ProxyMed — Chairman, CEO

Hi, Sean. It’s Mike. Yes, what we’ve done, as we’ve gone to these payers, worked with them, through our EDI connections, as well as, you know, presented our new cost containment solutions, it has become very apparent that there is an opportunity to combine and manage both of these functions for the payer. And what it gives us the ability to do is to basically manage the incoming EDI data stream for the payer, in a much more efficient manner, apply our cost management solutions to reprice out of network claims, and we can basically outsource and manage this whole function for the payer. As a result of that, we are able to pass cost savings based on the original cost of these EDI transactions, and these cost savings back to the payer. We think it’s very innovative, we think it’s very unique, we’ve presented this to several organizations that seem to be quite excited about this opportunity. And we have a good pipeline. So it is going to be a little longer sales cycle for some of these opportunities. But we’re getting pretty close to a couple of them.

Sean Jackson - Avondale Partners — Analyst

Now, are you finding that these payers use, you know, many different vendors for each of these functions are they — do they just try to do this stuff in house? Or, you know, what are the — I guess the road blocks you’re going to encounter as you try to get to this market?

Mike Hoover - ProxyMed — Chairman, CEO

Well, that’s what we think is kind of the uniqueness of our offering, Sean. Other vendors in the marketplace are going in saying you must give us an exclusive for us to, you know, give you a better price. You know, payers run the gamut. Some are trying to go direct and struggling with that direct strategy. Some are just making the decision that they are going to stop paying transactions and cost shift to the providers. What’s unique about our model is that we go in and we say it doesn’t have to be an exclusive, you can still take transactions from all of your current relationships, and connections. But as long as we are managing the front door, basically, going into the payer, as well as the cost containment, we’re able to reduce the overall cost of the rebates and the transaction fees going back to those vendors. So no one, has, as of yet, come up with a program like that and we think that it’s very unique, it seems to be received very well by these customers, and I mean we’re solid with our teams, and appointments to present this to large payers.

Sean Jackson - Avondale Partners — Analyst

Okay. Who do you intend to see, as you confront this market, I mean which competitors do you intend to see more of?

Mike Hoover - ProxyMed — Chairman, CEO

Well, I mean — yeah, go ahead.

Nancy Ham - ProxyMed — Pres., COO

Hey, Sean, this is Nancy. I think what’s really unique about our solution is we’re the only Company that we’re aware of that has all the building blocks pieces to offer this particular integrated solution. You have to have inbound EDI and extensive payer connections. You have to have a strong real-time platform. You have to have a solution for ERA and EFT. You have to have network management in a very sophisticated way, and you have to have cost containment. So we think we’ve assembled a really unique and compelling collection of assets that we’ve now integrated into our enterprise solutions for payers. So we don’t think we have a direct competitor because there’s not another company that has all the requisite pieces to offer the same solution.

Mike Hoover - ProxyMed — Chairman, CEO

Yeah, we do have some competitors that are coming at this from the perspective of either, like we said, the exclusive on the front end or they’re trying to manage the existing EDI and the paper volume. We think that’s kind of a short-sighted strategy. What our solution expands on and goes into, is that we actually reduce the actual out of network cost for processing a 20% or better of most payer’s claims. We think that added cost savings is a very unique value equation that is unmatched by any of our competitors at this time.

Nancy Ham - ProxyMed — Pres., COO

Right. And because of that, because of the uniqueness of our solution, we’re able to accomplish something that we think is critical. Which is allowing the provider community to still select an EDI transmission partner of their choice, to go direct, if they wish, and to not have to take the transaction. And so that allows the payers to accomplish the goal of cutting their costs without disrupting existing vendor or existing provider relationships. And we think that’s pretty compelling.

Mike Hoover - ProxyMed — Chairman, CEO

And that’s the beauty. If a provider goes direct to the payer where we have this ESP solution in place, we’re still paid. And we still generate revenues and profits. If they sign up other clearinghouses, other organizations, that’s fine, we still get paid. Because of the value equation we offer. We think it’s very unique. So we’ll be reporting back to our investors over the next few weeks and months as we win customers with this new product offering.

Sean Jackson - Avondale Partners — Analyst

Okay. Also, just housekeeping, remind me again the average price that you get for electronic claims from the outsourcing agreements?

Mike Hoover - ProxyMed — Chairman, CEO

Well, I mean our traditional EDI business, it averages about 24 cents. Our cost containment business averages anywhere from 8 to $10. Per re-priced claim. If you take the total transaction processing business, I think we processed this quarter about 70 million transactions, we generated about $19 million in revenues. So that was almost $0.275 cents, almost $0.28, so we are slowly increasing the average transaction fee that we receive for each transaction we process. So it’s actually on a nice upward trend.

Sean Jackson - Avondale Partners — Analyst

Okay. So I guess three different components there, the traditional, the cost containment, and then vis-a-vis — you know, the additional outsourcing ones that you included in this year’s, this period’s statistics.

Mike Hoover - ProxyMed — Chairman, CEO

Right.

Sean Jackson - Avondale Partners — Analyst

What do you get for those?

Mike Hoover - ProxyMed — Chairman, CEO

Those are typically not paid for on a transaction basis. We’re paid a monthly outsourcing fee to manage that business for them.

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

Yeah, it’s one-off unique transaction. We just wanted to make sure that in this world of complete and full disclosure, that we put that on the table. But that is not a typical structure for us.

Sean Jackson - Avondale Partners — Analyst

Okay. Is the monthly fee based on the number of transactions or is it set?

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

It’s set.

Sean Jackson - Avondale Partners — Analyst

Okay. Okay. Thanks.

Mike Hoover - ProxyMed — Chairman, CEO

Thank you, Sean.

Operator

Our next question comes from Ann Sarcowicz from Slavin and Blake Company.

Ann Sarcoqicz - Slavin and Blake Company — Analyst

Hi, would you please elaborate on the statement at the end of your release commenting on a potential reconsideration of the accounting treatment, relating to the PlanVista marketing agreement? And then ultimate acquisition costs?

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

Sure, Ann. This is Greg Eisenhauer. We filed the necessary three documents some months ago to register the shares given to the former owners of MedUnite as part of that acquisition. They have a roughly $13 million subordinated convertible debt instrument that we carry on our balance sheet. They met the first of their hurdles. At that time, we had a contractual obligation to register their shares. As we went through that process, you know, not surprisingly, the SEC decided to review our most recent 10-K and 10-Q filings. You know, this is what happens when the SEC hires an extra thousand lawyers and accountants, they are going to review pretty much everything that comes through. As we have been through the process with them, and we have been back and forth, they have asked a lot of question, trying to understand our business, trying to make sure that they understand and are comfortable with are our disclosures, with our accounting treatment, there are a couple of issues that have surfaced that we may revisit. The first of which is that late last year, prior to the acquisition of PlanVista, we had a joint marketing agreement with PlanVista. As part of that joint marketing agreement, we received a warrant in unregistered shares for up to 15% of PlanVista Corporation.

At the time, the Company marked the value of that warrant to market, which caused it to go up in the third quarter and down in the fourth quarter. It was a noncash transaction. It was broken out separately as other income. As a matter of fact, even in the quarter that we wrote it up significantly, we cautioned investors that we did not expect to exercise that warrant and did not expect to capture any real cash value from it. So that’s the first one.

We’re back revisiting whether writing it up and writing it back down inside of last year was appropriate. Quite frankly, you know, the net effect throughout the year was zero. Because again, by the time we got to the end of the year, the warrants had expired and the net effect was zero. The second question that we are reviewing is an accounting question in the PlanVista acquisition, it was a stock for stock purchase and there are a myriad of regulations around how you price and value the stock in a stock for stock deal. So we are looking to make sure that our calculations are correct, that our time frame that we’ve selected was appropriate. Again, to the extent that there is any change there, you’re talking about, you know, a reclassification on the balance sheet. You’re not talking about anything that would hit the P&L or has any cash effect. And lastly, I would say that, I mean if the SEC reviews anybody’s document, and you know, tears through it, after weeks and weeks, I would expect there would be some expanded disclosure place where they will ask for additional clarification. So those are the things that are under discussion, things that the Company is reviewing, there has been no decision yet on any of these items, but we hope to bring it to a conclusion quickly.

Ann Sarcoqicz - Slavin and Blake Company — Analyst

And just to confirm again, neither of them would have any income statement impact?

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

Potentially, if we were to modify the treatment on the warrant last year, there could be a quarterly effect on the income statement, but not an annual effect on the income statement. That’s our expectation at this time. Certainly no effect on the income statement in the current year.

Ann Sarcoqicz - Slavin and Blake Company — Analyst

Okay. And one other question on the balance sheet, under current liabilities, there appears to be a big jump in notes payable in the current portion of the long-term debt, could you please let us know what’s going on there?

Gregg Eisenhauer - ProxyMed — Exec. VP, CFO

Yes, as part of the PlanVista acquisition, we paid down some of their debt, and assumed some of their debt. There is roughly a $20 million senior note that comes due in May of next year. We expect to refinance that, we already have three term sheets on the table, two of which we find attractive, and we hope to have that facility taken out with a new probably three-year facility prior to the end of 2004.

Ann Sarcoqicz - Slavin and Blake Company — Analyst

Thank you.

Operator

Again. Ladies and gentlemen, if you have a question at this time, please press the one key on your touch-tone telephone. I’m showing no questions at this time, sir.

Mike Hoover - ProxyMed — Chairman, CEO

Very good. I want to thank everyone for their time today and we look forward to you joining us for our fourth quarter and end of year call. Thank you very much.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect.